AGNICO-EAGLE MINES LIMITED

ACCEPTANCE FORM FOR U.S. HOLDERS

Acceptance period: August 8 — September 9, 2005

Offer to the shareholders in Riddarhyttan Resources AB (publ) ("Riddarhyttan") who are located in the United States or who are U.S. Persons (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) or U.S. Holders (as such term is defined in the Offer Document (as defined below))

To be delivered or forwarded to:

SEB
Issues & Part-ownership Programmes, R B6
SE-106 40 Stockholm
Sweden
or branch offices of SEB

Transfer of shares ("Riddarhyttan Shares") of Riddarhyttan in exchange for shares in Agnico-Eagle Mines Limited ("Agnico-Eagle") in accordance with Agnico-Eagle's offer document (the "Offer Document") dated    •    , 2005. Riddarhyttan shareholders should carefully review all information in the Offer Document. No commission will be charged.

This Acceptance Form must be received by SEB Issues & Part-ownership Programmes no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended. This Acceptance Form can also be delivered to other Swedish banks or brokerage firms for forwarding to SEB. Acceptance Forms must in such case be delivered or mailed well in advance of the final acceptance date in order to be received by SEB Issues & Part-ownership Programmes not later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

	VP-account on which the Riddarhyttan Shares are registered	Number of Riddarhyttan Shares

Number of Riddarhyttan Shares you hold as of August 3, 2005

BY COMPLETING THE INFORMATION FOR ONE AND/OR BOTH OF THE TWO OPTIONS BELOW, YOU HEREBY INSTRUCT AGNICO-EAGLE IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE OFFER DOCUMENT AND AS INDICATED BELOW:

The share alternative
By completing the information in this box, you instruct Agnico-Eagle to exchange Riddarhyttan Shares held by you for Agnico-Eagle Shares on the basis of 0.1137 Agnico-Eagle Shares for each Riddarhyttan Share.

State the number of Riddarhyttan Shares which are transferred to Agnico-Eagle, excluding Riddarhyttan Shares transferred under the cash alternative as set out below:

Name of the bank or nominee to which the Agnico-Eagle Shares should be delivered must be stated as the Agnico-Eagle Shares are not registered with the Swedish VPC-system. Consequently, if you do not have a nominee account you will have to open such an account:
Deposit number (mandatory):

The cash alternative
By completing the information in this box, you elect to receive US$1.42 per Riddarhyttan Share, based on a price of SEK 10.25 per Riddarhyttan Share and based on a currency exchange rate of SEK 7.2055 to US$1.00 as at the close of business on May 11, 2005. Such cash alternative, applicable for a maximum of 5,000 Riddarhyttan Shares, may be selected only in respect of a number of Riddarhyttan Shares equal to the lesser of (i) all, but not less than all, of your Riddarhyttan Shares and (ii) 5,000 Riddarhyttan Shares. This amount will be paid in US dollars.

The number of Riddarhyttan Shares which are transferred in accordance with the cash alternative (maximum of 5,000):

(Continued on Reverse Side)

BY SIGNING THIS ACCEPTANCE FORM:

I/we hereby accept Agnico-Eagle's offer in accordance with the terms and conditions set out in the Offer Document and instruct SEB and Agnico-Eagle to transfer my/our Riddarhyttan Shares against Agnico-Eagle Shares or cash, as applicable, in accordance with the terms and conditions in the Offer Document. I/we also instruct SEB to on my/our behalf sell the fractions of Agnico-Eagle Shares I/we receive in the Offer.

I represent that I am located in the United States or that I am a U.S. Person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) or a U.S. Holder (as such term is defined in the Offer Document), or that I am acting on the account of or for the benefit of a person located in the United States, a U.S. Person or a U.S. Holder.

If the Riddarhyttan Shares are pledged, the Acceptance Form must also be completed and signed by the pledgee. Incomplete or incorrectly completed Acceptance Forms may be disregarded.

Information pertaining to the holder: Address for contract note will be obtained from VPC		Information pertaining to the pledgee: (to be completed if the Riddarhyttan Shares are pledged)

Personal number / Organisation number	Daytime phone	Personal number / Organisation number	Daytime phone

Name / Company name		Name / Company name

Mailing address (street, box, etc.)		Mailing address (street, box, etc.)

Zip code	City / town	Zip code	City / town

Place	Date	Place	Date

The registered shareholder's signature (if applicable the nominee / trustee)		Signature of pledgee